Authorization Letter

I, Mrs.LAI WaiChi ,a citizen of the Hong Kong (the “HK”) with the ID No. of H412251(A) , is the sole shareholder of Oriental Excel Enterprises Limited (“Oriental”), a BVI corporation. Star Blessing Enterprises Limited (“Star Blessing”), is a wholly-owned subsidiary of the Oriental, holding 89.4% equity interest of Goodwill Rich International Limited (“Goodwill”), a Hong Kong company. I hereby irrevocably authorize Mr. An Fengbin, a resident of PRC with ID No. of 210211196701081410 , with the following powers and rights.

As the sole director of Oriental, Star Blessing, Goodwill and the potential wholly foreign owned enterprise(WFOE) in Dalian, China, I irrevocably authorize Mr. An Fengbin to exercise director’s rights of Oriental, Star Blessing, Goodwill and WFOE. I undertake that I will not appoint any additional director without the prior written consent of Mr. An Fengbin. I irrevocably authorize Mr. An Fengbin to participate in the shareholder’s meeting and exercise the shareholder’s right as the majority shareholder on my behalf.

 /s/ Lai Waichi(Signature)

October 28, 2008